Exhibit 99.1


          ProAssurance Reports Fourth Quarter and Year-End 2005 Results


     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Feb. 28, 2006--

     SUMMARY

     ProAssurance Corporation (NYSE: PRA) reports Net Income of $34.7 million, or $1.04 per diluted share for the fourth quarter of 2005. This includes $7.8 million or $0.23 per diluted share from discontinued operations related to the sale of the ProAssurance Personal Lines business. Net income from continuing operations for the quarter was $26.9 million or $0.81 per diluted share. For the full year 2005, ProAssurance's Net Income was $113.5 million or $3.54 per diluted share, including $33.4 million or $1.02 per diluted share from discontinued operations. For the full year net income from continuing operations was $80.0 million or $2.52 per diluted share. Operating cash flow from continuing operations was $73.0 million in the quarter and $323.6 million for the year-to-date. Book value per share increased to $24.59.

     ProAssurance Corporation (NYSE: PRA) today reported results for the quarter and year ended December 31, 2005. Results from Personal Lines are reported as discontinued operations in all periods presented. The sale of that business was effective January 1, 2006. All other data is attributable to continuing operations from our Professional Liability business.

Unaudited Consolidated Financial Summary:
----------------------------------------
(in thousands, except per share and ratio data)

Continuing Operations

                            Three Months Ended        Year Ended
                               December 31,          December 31,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Gross Premiums Written     $ 138,219  $ 135,399  $ 572,960  $ 573,592
                           ========== ========== ========== ==========
Net Premiums Written       $ 121,351  $ 133,761  $ 521,343  $ 535,028
                           ========== ========== ========== ==========
Net Premiums Earned        $ 143,347  $ 141,027  $ 543,241  $ 519,897
                           ========== ========== ========== ==========
Net Investment Income      $  27,339  $  21,097  $  97,649  $  76,346
                           ========== ========== ========== ==========
Net Realized Investment
 Gains (Losses)            $    (403) $     291  $     912  $   7,572
                           ========== ========== ========== ==========
Total Revenues             $ 171,107  $ 162,495  $ 645,312  $ 605,156
                            =========  =========  =========  =========
Guaranty Fund Assessments  $    (117) $      67  $     226  $     396
                            =========  =========  =========  =========
Interest Expense           $   2,472  $   1,977  $   8,929  $   6,515
                           ========== ========== ========== ==========
Total Expenses             $ 133,591  $ 145,119  $ 536,449  $ 551,335
                           ========== ========== ========== ==========
  Income From Continuing
   Operations              $  26,902  $  12,754  $  80,026  $  43,043
                           ---------- ---------- ---------- ----------
Net Operating Cash Flow    $  72,982  $  77,312  $ 323,590  $ 336,287
                           ========== ========== ========== ==========
Discontinued Operations
  Income From Discontinued
   Operations              $   7,816  $   8,755  $  33,431  $  29,768
                           ---------- ---------- ---------- ----------
Net Income
Net Income                 $  34,718  $  21,509  $ 113,457  $  72,811
                           ========== ========== ========== ==========




Earnings Per Share:

                            Three Months Ended        Year Ended
                               December 31,          December 31,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Weighted average number of
 common shares outstanding
    Basic                     31,088     29,196     30,049     29,164
    Diluted                   33,986     32,036     32,908     31,984
Earnings per share (Basic)
  Income From Continuing
   Operations              $    0.87  $    0.44  $    2.66  $    1.48
  Income From Discontinued
   Operations                   0.25       0.30       1.11       1.02
                           ---------- ---------- ---------- ----------
  Net Income per share
   (Basic)                 $    1.12  $    0.74  $    3.77  $    2.50
                           ========== ========== ========== ==========
Earnings per share (Diluted)
  Income From Continuing
   Operations              $    0.81  $    0.42  $    2.52  $    1.44
  Income From Discontinued
   Operations                   0.23       0.27       1.02       0.93
                           ---------- ---------- ---------- ----------
  Net Income per share
   (Diluted)               $    1.04  $    0.69  $    3.54  $    2.37
                           ========== ========== ========== ==========

Key Ratios (Continuing Operations):

Net Loss Ratio                  74.5%      85.6%      80.7%      88.6%
Expense Ratio                   17.0%      15.9%      16.4%      16.2%
                           ---------- ---------- ---------- ----------
Combined Ratio                  91.5%     101.5%      97.1%     104.8%
                           ========== ========== ========== ==========
Operating Ratio                 72.4%      86.5%      79.1%      90.1%
                           ========== ========== ========== ==========
Return on Equity                14.3%       8.5%      11.6%       7.4%
                           ========== ========== ========== ==========


Balance Sheet Highlights:
                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
Stockholders' Equity                        $   765,046   $   611,019

Total Investments (Continuing Operations)   $ 2,630,942   $ 2,162,147

Total Assets (Continuing Operations)        $ 3,341,600   $ 2,743,295

Policy Liabilities (Continuing Operations)  $ 2,572,008   $ 2,134,634
Accumulated Other Comprehensive Income
 (Loss)                                     $    (8,834)  $    24,397

Goodwill (Continuing Operations)            $    29,550   $     7,504

Book Value per Share                        $     24.59   $     20.92


     Commentary on Results from Continuing Operations

     -- Favorable net reserve development from prior accident years was $13.0 million in the quarter and $23.0 million for 2005.

     -- In 2005 our policies renewed at rates that were, on average, 11% higher than expiring.

     -- Policyholder retention for the year was 85%, which met our expectations in the 2005 pricing environment given our philosophy of continuous re-underwriting and dedication to rate adequacy.

     -- Policyholder count increased by approximately seven percent year-over-year primarily due to the acquisition of NCRIC, as well as new business in targeted growth states.

     -- Our reinsurance program renewed with no change in pricing or conditions on October 1, 2005. NCRIC's reinsurance contracts expired January 1, 2006 and NCRIC was brought into our existing reinsurance program on that date.

     Proposed Transaction with PIC Wisconsin

     We are progressing as expected in our proposed transaction with Physicians Insurance Company of Wisconsin (PIC Wisconsin). We have filed our request for approval with the Office of the Commissioner of Insurance of the State of Wisconsin and are awaiting a hearing date on that request. We received early termination of the Hart-Scott-Rodino waiting period in January. We filed our Registration Statement (Commission File 333-131874) for the proposed transaction on February 15, 2006.
     The Registration Statement includes a proxy statement/prospectus and other relevant documents concerning the proposed transaction. Shareholders of PIC Wisconsin are urged to read the Registration Statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information. Shareholders of PIC Wisconsin and other interested investors may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about ProAssurance and PIC Wisconsin, at the SEC's Internet site (www.sec.gov). Those documents are also available without charge from Frank B. O'Neil, Senior Vice President, Corporate Communications, ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209, telephone (205) 877-4461, or from the investor relations section of our website (www.ProAssurance.com).

     Conference Call Information

     --   Live: Tuesday, February 28, 2006, 10:00 AM ET. Dial (800) 946-0712 or
          (719) 457-2641 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.

     -- Replay: Telephone, through March 7, 2006 at (888) 203-1112 or (719) 457-0820, access code 7318724. An internet replay will be available through March 30, 2006 at the same websites.

     About ProAssurance

     ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through its principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance Company, Inc.
     A.M. Best assigns a rating of "A-" (Excellent) to the ProAssurance Group and our principal professional liability subsidiaries, except NCRIC, Inc. which is rated B++ (Very Good). Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong") but has not yet issued a rating for NCRIC, Inc. Fitch assigns a rating of "A-" to ProAssurance.

     Caution Regarding Forward-Looking Statements

     This news release contains historical information as well as forward-looking statements that are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "hope," "hopeful," "intend," "may," "optimistic," "preliminary," "project," "should," "will" and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     -- General economic conditions, either nationally or in our market area, that are worse than expected;

     -- regulatory and legislative actions or decisions that adversely affect our business plans or operations;

     --   price competition;

     -- inflation and changes in the interest rate environment the performance of financial markets and/or changes in the securities markets that adversely affect the fair value of our investments or operations;

     -- changes in laws or government regulations affecting medical professional liability insurance;

     --   changes to our ratings assigned by rating agencies;

     --   the effects of managed healthcare;

     -- uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance; and changes in the availability, cost, quality, or collectibility of reinsurance;

     -- significantly increased competition among insurance providers and related pricing weaknesses in some markets.

     -- our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

     -- changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board;

     --   changes in our organization, compensation and benefit plans; and

     -- any other factors listed or discussed in the reports we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     Relating to the proposed transaction with PIC Wisconsin:

     -- The business of ProAssurance and PIC Wisconsin may not be combined successfully, or such combination may take longer to accomplish than expected;

     -- the cost savings from the merger may not be fully realized or may take longer to realize than expected;

     -- operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

     -- governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and

     --   the stockholders of PIC Wisconsin may fail to approve the merger.

     Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, including the Registration Statement filed on February 15, 2006 and our Form 10K to be filed for the year ended December 31, 2005.
     We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


     CONTACT: ProAssurance Corporation
              Frank B. O'Neil, 800-282-6242 or 205-877-4461
              foneil@ProAssurance.com
              www.ProAssurance.com